Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated February 15, 2024, relating to the consolidated financial statements of Prestige Wealth Inc., and its subsidiaries (collectively as the “Group”) as of September 30, 2023, and for the year ended September 30, 2023, in which our report expresses an unqualified opinion and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, and also the emphasis of matter of adoption of new accounting standards, including Accounting Standards Codification (“ASC”) Topic 842, Leases, and ASC Topic 326, Financial Instruments Credit Losses, both effective October 1st, 2023, appearing in the Registration Statement (Form S-8).

/s/ Yu Certified Public Accountant P.C.
New York, New York
December 30, 2024